Exhibit 99.1

VILLAGE SUPER MARKET, INC.
733 MOUNTAIN AVENUE
SPRINGFIELD, NEW JERSEY 07081
PHONE:  (973) 467-2200
FAX:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
JULY 26, 2014

Contact:        Kevin Begley, CFO
                       (973) 467-2200 – Ext. 220
                       Kevin.Begley@Wakefern.com

Springfield, New Jersey – October 7, 2014 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter and year ended July 26, 2014.

Net income was $5,870,000 in the fourth quarter of fiscal 2014 compared to $6,203,000 in the fourth quarter of fiscal 2013. Fiscal 2014 includes a charge for future lease obligations due to the closure of the Union store of $539,000 (net of tax), pre-opening costs for the replacement store in Union of $126,000 (net of tax) and a $393,000 increase to income tax expense as a result of the unfavorable ruling by the New Jersey Tax Court.  Excluding these items, net income in fiscal 2014 increased 12% from the fourth quarter of the prior year, primarily due to higher gross profit percentages.

Sales were $396,838,000 in the fourth quarter of fiscal 2014, an increase of 5.5% from the fourth quarter of the prior year.  Sales increased due to the opening of the greater Morristown replacement store on November 6, 2013 and the Union replacement store on April 30, 2014.  Same store sales increased .9%.  The Company expects same store sales in fiscal 2015 to increase from 0% to 2%.

Net income was $5,045,000 in fiscal 2014 compared to $25,784,000 in fiscal 2013.  Fiscal 2014 includes a $11,608,000 increase to income tax expense as a result of the unfavorable ruling by the New Jersey Tax Court, a charge for future lease obligations due to the closure of the Morris Plains and Union stores of $2,551,000 (net of tax) and pre-opening costs for the replacement stores in greater Morristown and Union of $1,141,000 (net of tax), while fiscal 2013 includes income from the national credit card lawsuit of $693,000 (net of tax), income from a partnership distribution of $840,000 (net of tax) and a charge for the settlement of a landlord dispute of $376,000 (net of tax).  Excluding these items from both fiscal years, net income in fiscal 2014 declined 17% compared to the prior year primarily due to flat same store sales, higher operating expenses as a percentage of sales, and higher depreciation expense. Sales were $1,518,636,000 in fiscal 2014, an increase of 2.9% from the prior year. Sales increased due to the opening of the greater Morristown and Union replacement stores.  Same store sales increased .2%.

Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and Eastern Pennsylvania.

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law.  The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements.  The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; uninsured losses; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

VILLAGE SUPER MARKET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in Thousands except Per Share Amounts) (Unaudited)

	13 Wks Ended July 26, 2014	13 Wks Ended July 27, 2013	52 Wks Ended July 26, 2014	52 Wks Ended July 27, 2013
Sales	$ 396,838	$ 376,323	$ 1,518,636	$ 1,476,457
Cost of sales	287,841	274,433	1,110,138	1,078,696
Gross profit	108,997	101,890	408,498	397,761
Operating and administrative expense	91,436	85,434	356,396	333,230
Depreciation and amortization	6,236	5,349	22,274	20,354
Operating income	11,325	11,107	29,828	44,177
Income from partnerships	--	--	--	1,450
Interest expense	(929)	(885)	(3,602)	(3,771)
Interest income	614	715	2,622	2,783
Income before income taxes	11,010	10,937	28,848	44,639
Income taxes	5,140	4,734	23,803	18,855
Net income	$ 5,870	$ 6,203	$ 5,045	$ 25,784
Net income per share:				
Class A common stock:				
Basic	$ 0.47	$ 0.51	$ 0.41	$ 2.18
Diluted	$ 0.42	$ 0.44	$ 0.36	$ 1.85
Class B common stock:				
Basic	$ 0.30	$ 0.33	$ 0.26	$ 1.36
Diluted	$ 0.30	$ 0.33	$ 0.26	$ 1.36
Gross profit as a % of sales	27.5%	27.1%	26.9%	26.9%
Operating and administrative expense as a % of sales	23.0%	22.7%	23.5%	22.6%